                                                                     EXHIBIT 4.5

                                                          Draft of 20 March 1997
                                             Revised From Draft of 13 March 1997

                                PROMISSORY NOTE


Dallas, Texas                                                     March 24, 1997

Borrower:     GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation

Commitment:   $50,000,000.00000


       Borrower, for value received, promises to pay to the order of NATIONSBANK OF TEXAS, N.A. ("Lender"), at its principal office in Dallas, Texas, or at any other place designated to Borrower in writing by Lender an amount, in lawful money of the United States of America in immediately available funds, up to the Commitment (or such lesser amount as provided in Section 1.2 hereof) on the Maturity Date (except as otherwise required to be paid earlier pursuant to this Note), together with interest on the unpaid principal balance of each Advance evidenced by this Note at the applicable rates herein set forth.

       This Note is issued upon the following terms and conditions:


                                   ARTICLE I

                                  THE ADVANCES

       1.1 Definitions. Defined terms used herein shall have the meaning given to them above and in Article III hereof.

       1.2 The Advances. Lender agrees, upon the terms and subject to the conditions of this Note and provided that no Default or Event of Default has occurred and is continuing, to make Advances to Borrower for the purposes set forth in Section 5.8 of the Credit Agreement from time to time in an aggregate amount not to exceed the Commitment. Subject to Section 1.9 hereof, Advances may be repaid and then reborrowed. Any Advance shall, at the option of Borrower as provided in Section 1.3 hereof (and, in the case of Eurodollar Advances and Short Term Advances, subject to availability and to the provisions of Section 1.14 hereof), be made as a Base Rate Advance, a Eurodollar Advance or a Short Term Advance; provided that there shall not be more than five Eurodollar Advances outstanding at any one time. On the Maturity Date unless sooner paid as provided herein, the outstanding Advances shall be repaid in full.
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       1.3    Manner of Borrowing and Disbursement.

       (a) Each Borrowing shall be made on notice, given not later than 1:00 p.m. (Dallas time) (i) in the case of such a Borrowing comprised of Base Rate Advances and Short Term Advances, on the date of the proposed Borrowing, and
(ii) in the case of such a Borrowing comprises of Eurodollar Advances on the second Business Day prior to the date of the proposed Borrowing, in each case by Borrower to Lender. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone (confirmed by sending a Notice of Borrowing by one of the following means) telex, telecopier or cable, in substantially the form of Exhibit "A" attached hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing, and (D) in the case of such a Borrowing consisting of Eurodollar Advances or Short Term Advances, the Interest Period for each such Advance. Provided no Default or Event of Default has occurred and is continuing, Lender will make such funds available to Borrower by depositing such funds received in the general deposit account of Borrower with Lender.

       (b) Borrower may on any Business Day, subject to the notice provisions of Section 1.3(a) hereof and the provisions of Section 1.14 hereof, Convert all or any portion of the Advances of one Type; provided, however, that
(i) any Conversion of any Eurodollar Advances into Base Rate Advances shall be made on, and only on, the last day of the Interest Period for such Eurodollar Advance, and any Conversion of one Advance into another Advance shall be in an amount not less than the minimum amount specified in Section 1.3(d) hereof and
(ii) no Conversion into Eurodollar Advances or Short Term Advances shall be permitted at any time that a Default or Event of Default has occurred and is continuing. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advance to be Converted and (iii) if such Conversion is into Eurodollar Advances or Short Term Advances the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on Borrower.

       (c) If prior to the end of any Interest Period for any Eurodollar Advance or Short Term Advance Borrower shall fail to give timely notice of the continuance or Conversion thereof, Administrative Lender will forthwith so notify Borrower and Lenders, whereupon each such Eurodollar Advance or Short Term Advance, as appropriate, will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance. If any notice given by Borrower pursuant to Section 1.3(a) hereof for a Eurodollar Advance or Short Term Advance or any notice given by Borrower pursuant to
Section 1.3(b) hereof shall fail to designate an Interest Period, such notice shall be deemed to have designated an Interest Period of one (1) month for Eurodollar Advances and one day for Short Term Advances.

       (d) The aggregate amount of Base Rate Advances to be made by Lender on any day shall be in a principal amount which is at least $100,000 and which is an integral multiple of $50,000. The aggregate amount of Eurodollar Advances having the same Interest Period and to be made by Lender on any day shall be in a principal amount which is at least $1,000,000 any which is an integral multiple of $100,000. The aggregate amount of Short Term Advances



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having the same Interest Period and to be made by Lender on any day shall be in a principal amount which is at least $50,000.

       (e) Each Notice of Borrowing shall be irrevocable and binding on Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, Borrower shall indemnify Lender against any loss, cost or expense incurred by Lender as a result of any failure of Borrower to borrow any Eurodollar Advances after a Notice of Borrowing has been given in accordance with Section 1.3(a) hereof, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund the Advances to be made by Lender as part of such Borrowing when such Advances, as a result of such failure, are not made on such date. The obligations of Borrower under this Section 1.3(e) shall survive termination of this Note.

       1.4    Interest.

       (a) Borrower shall pay interest on the outstanding principal amount of Base Rate Advances at a rate per annum equal to the Base Rate; provided, however, if the amount of interest payable for the account of Lender on any interest payment date in respect of the immediately preceding interest computation period would exceed the Maximum Amount, the amount of interest payable on such interest payment date shall be automatically reduced to the Maximum Amount. If the amount of interest payable for the account of Lender in respect of any interest computation period is reduced pursuant to the immediately preceding sentence and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the Maximum Amount, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such Maximum Amount; provided that at no time shall the aggregate amount by which interest paid for the account of Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the immediately preceding sentence. Interest on Base Rate Advances shall be paid quarterly in arrears on each Quarterly Date and on the Maturity Date.

       (b) Borrower shall pay interest on each Eurodollar Advance at a rate per annum equal to the Eurodollar Rate for such Eurodollar Advance. Interest on each Eurodollar Advance shall be payable on the last day of the Interest Period for such Eurodollar Advance and on the Maturity Date.

       (c) Borrower shall pay interest on each Short Term Advance at a rate per annum equal to the Short Term Rate for such Short Term Advance. Interest on each Short Term Advances shall be paid on the last day of the Interest Period for such Short Term Advance and on the Maturity Date.

       (d) During the continuance of any Event of Default, Borrower shall pay, on demand, interest on the principal amount of all Advances outstanding and on all other Obligations due and





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unpaid hereunder at a rate per annum equal to the lesser of the (i) Base Rate plus 2%; provided, however, if the amount of interest payment for the account of Lender on any interest payment date in respect of the immediately preceding interest computation period would exceed the Maximum Amount, the amount of interest payable on such interest payment date shall be automatically reduced to the Maximum Amount. If the amount of interest payable for the account of Lender in respect of any interest computation period is reduced pursuant to the immediately preceding sentence and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the Maximum Amount, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to the Maximum Amount; provided that at no time shall the aggregate amount by which interest paid for the account of Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the immediately preceding sentence.

       1.5 Commitment Fee. Subject to Section 2.4 hereof, Borrower agrees to pay to Lender a Commitment Fee (which shall be payable in arrears on each Quarterly Date and on the Maturity Date), based on the daily average unused portion of the Commitment commencing on the date of the initial Advance hereunder at the following per annum percentages, applicable in the following situations:


                           Applicability                            Percentage
                           -------------                            ----------

       (i)     If the Leverage Ratio is greater than or equal        0.2500%
               to 2.0 to 1

       (ii)    If the Leverage Ratio is less than 2.0 to 1           0.1875%


The Commitment Fee shall be payable quarterly in arrears on each Quarterly Date, commencing on the first Quarterly Date occurring after the date of this Note and on the Maturity Date. Any increase or decrease in the Commitment Fee shall be effective on the date of receipt by Lender of the Officer's Certificate accompanying the financial statements required to be delivered pursuant to Section 3.2(a) and 3.2(b) of the Credit Agreement indicating a change in the Leverage Ratio which would require an adjustment in the Commitment Fee.

       1.6    Prepayment.

       (a) Borrower may, from time to time, prepay the outstanding principal amount of the Advances in whole or in part without penalty or premium, provided, however, that (w) each partial prepayment shall be in an aggregate principal amount not less than $100,000 or an integral multiple of $50,000 in excess thereof, (x) no such prepayment of a Eurodollar Advance shall be made other than on the last day of the Interest Period therefor unless Borrower, simultaneously with such prepayment, pays the compensation required pursuant to
Section 1.9 hereof and (y) each prepayment of the principal amount of a Eurodollar Advance or Short Term Advance shall also include accrued interest to the date of such prepayment on the principal





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amount prepaid.  Borrower shall notify Lender (which notice may be telephonic promptly followed by written notice) by 1:00 p.m. (Dallas time) on the date of the proposed payment (or two Business Days prior the date of the proposed prepayment of a Eurodollar Advance). Any notice of prepayment shall be irrevocable.

       (b) On or before the date of any reduction of the Commitment, Borrower shall prepay applicable outstanding Advances in an amount necessary to reduce the sum of outstanding Advances to an amount less than or equal to the lesser of the Commitment as so reduced. Borrower shall first prepay all Base Rate Advances and shall thereafter prepay Eurodollar Advances and Short Term Advances. To the extent that any prepayment requires that a Eurodollar Advance be repaid on a date other than the last day of its Interest Period, Borrower shall reimburse Lender in accordance with Section 1.9 hereof.

       1.7    Reduction of Commitment.

       (a) Borrower shall have the right, without payment of any premium or penalty, at any time upon not less than three (3) Business Days' notice to Lender (if telephonic, to be confirmed by telecopy or in writing on or before the date of reduction or termination) prior to such Quarterly Date, to terminate or reduce the Commitment, in whole or in part, provided that (i) each partial termination shall be in an aggregate amount which is an integral multiple of $5,000,000, and (ii) no such reduction in the Commitment shall cause any Eurodollar Advance to be repaid prior to the last day of its Interest Period. Once reduced or terminated, the Commitment may not be increased.

       (b) On the Maturity Date, the Commitment shall automatically reduce to zero.

       1.8 Payment of Principal of Advances. Borrower agrees to pay the principal amount of the Advances to Lender as follows:

       (a) The principal amount of each Eurodollar Advance and Short Term Advance shall be due and payable on its Payment Date, which principal payment may be made by means of a Refinancing Advance.

       (b)    On the date of reduction of the Commitment pursuant to Section
1.7 hereof, including the Maturity Date, the aggregate amount of the Advances outstanding on such date of reduction in excess of the Commitment as reduced shall be due and payable, which principal payment may not be made by means of Refinancing Advances.

       (c) The principal amount of all Advances, all accrued interest and fees thereon, and all other Obligations related thereto, shall be due and payable in full, or to the extent not otherwise required to be paid earlier herein, on the Maturity Date.

       1.9 Reimbursement. If (a) any payment of principal of, or Conversion of, any Eurodollar Advance is made by Borrower to or for the account of Lender other than on the last





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day of the Interest Period for such Advance, or (b) Borrower shall fail to
Convert into or continue a Eurodollar Advance on the date specified in the notice thereof (other than as a result of any wrongful act or omission of Lender), Borrower shall, upon demand by Lender, pay to Lender any and all amounts required to compensate Lender for any and all additional losses, costs and expenses that it may reasonably incur as a result of such payment, Conversion or failure to borrow, Convert or continue, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund or maintain such Advance. Lender shall deliver to Borrower a certificate setting forth calculation of the additional amounts or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

       (a) The obligations of Borrower under this Section 1.9 shall survive any termination of this Note.

       1.10   Payments and Computations.

       (a) Borrower shall make each payment hereunder not later than 12:00 noon (Dallas time) on the day when due in Dollars to Lender at Lender's principal office in same day funds.

       (b) Interest on Base Rate Advances and the Commitment Fee shall be calculated on the basis of a 365 or 366 day year, as appropriate. Subject to
Section 2.4 hereof, interest on Eurodollar Advances and Short Term Advances shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 360 days. Such computations shall be made including the first day but excluding the last day occurring in the period for which such interest or Commitment Fee is payable. Each determination by Lender of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

       (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation or payment of interest, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

       (d) Borrower agrees to pay principal, interest, fees and all other amounts due under this Note without deduction for set-off or counterclaim or any deduction whatsoever.

       (e) If some but less than all amounts due from Borrower are received by Lender, Lender shall apply such amounts in the following order of priority:
(i) to the payment of all fees then due and payable; (ii) to the payment of interest then due and payable on the Advances; and (iii) to the payment of principal then due and payable on the Advances.





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       1.11   Calculation of Rates.  The provisions of this Note relating to calculation of the Eurodollar Rate and the Short Term Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate, it being understood that Lender shall be entitled to fund and maintain its funding of all or any part of a Eurodollar Advance or a Short Term Advance as it sees fit.

       1.12 Booking Advances. Lender shall make, carry or transfer Advances at, to or for the account of any of its branch offices or the office of any affiliate.

       1.13   Taxes.

       (a) Any and all payments by Borrower hereunder shall be made, in accordance with Section 1.10 hereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of Lender, taxes imposed on, based upon or measured by its overall net income, net worth or capital, and franchise taxes, doing business taxes or minimum taxes imposed on it, (i) by the jurisdiction under the laws of which Lender is organized and in which it has its applicable lending office or any political subdivision thereof; (ii) by any other jurisdiction, or any political subdivision thereof, other than those imposed by reason of (A) an asserted relation of such jurisdiction to the transactions contemplated by this Note,
(B) the activities of Borrower in such jurisdiction, or (C) the activities in connection with the transactions contemplated by this Note of Lender; and (iii) in the case of Lender, any Taxes in the nature of transfer, stamp, recording or documentary taxes resulting from a transfer (other than as a result of foreclosure) by Lender of all or any portion of its interest in this Note (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.13) Lender receives an amount equal to the sum it would have received had no such deductions been made, (y) Borrower shall make such deductions and (z) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

       (b) In addition, Borrower agrees to pay any and all stamp and documentary taxes and any and all other excise and property taxes, charges and similar levies (other than Taxes described in clause (iii) of the first sentence of Section 1.13(a) hereof) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note (hereinafter referred to as "Other Taxes").

       (c) Borrower will indemnify Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.13) paid by Lender and all liabilities (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted, other than penalties, additions to





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tax, interest and expenses arising as a result of gross negligence or wilful misconduct on the part of Lender, provided, however, that Borrower shall have no obligation to indemnify Lender unless and until Lender shall have delivered to Borrower a certificate setting forth in reasonable detail the basis of Borrower's obligation to indemnify Lender pursuant to this Section 1.13. This indemnification shall be made within 30 days from the date Lender makes written demand therefor.

       (d) Within 30 days after the date of any payment of Taxes, Borrower will furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder, Borrower will furnish to Lender a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to Lender, in either case stating that such payment is exempt from or not subject to Taxes, provided, however, that such certificate or opinion need only be given if: (i) Borrower makes any payment from any account located outside the United States, or (ii) the payment is made by a payor that is not a United States Person. For purposes of this Section 1.13 the terms "United States" and "United States Person" shall have the meanings set forth in Section 7701 of the Code.

       (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 1.13 shall survive the payment in full of principal and interest hereunder.

       (f)    If Lender claims any additional amounts payable pursuant to this
Section 1.13, it shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of Lender in good faith, be materially disadvantageous to Lender.

       (g) Lender agrees that (i) it will take all reasonable actions by all usual means to maintain all exemptions, if any, available to it from United States withholding taxes (whether available by treaty, existing administrative waiver, by virtue of the location of Lender's lending office) and (ii) otherwise cooperate with Borrower to minimize amounts payable by Borrower under this Section 1.13; provided, however, Lender shall not be obligated by reason of this Section 1.13(g) to contest the payment of any Taxes or Other Taxes or to disclose any information regarding its tax affairs or tax computations or reorder its tax or other affairs or tax or other planning. Subject to the foregoing, to the extent Borrower pays sums pursuant to this Section 1.13 and Lender receives a refund of any or all of such sums, such refund shall be applied to reduce any amounts then due and owing under this Note or, to the extent that no amounts are due and owing under this Note at the time such refunds are received, Lender shall promptly pay over all such refunded sums to Borrower, provided that no Default or Event of Default is in existence at such time.





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       1.14   Increased Costs, Etc.

       (a) If, due to either (i) the introduction of or any change (other than any change which is taken into account in the calculation of the Eurodollar Rate or the Short Term Rate) in or in the interpretation or administration of any Law or (ii) the compliance with any guideline or request from any central bank or other governmental authority, in any case introduced, changed, interpreted or requested after the date hereof (whether or not having the force of Law), there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining Eurodollar Advances or Short Term Advances to Borrower or there shall be any reduction in the amount received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower shall from time to time, upon demand by Lender pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased costs or reductions, submitted to Borrower by Lender, shall be conclusive and binding for all purposes, absent manifest error.

       (b) If Lender determines that compliance with any Law or any guideline of request from any central bank or Tribunal (other than as set forth in the Risked-Based Capital Guidelines issued by the Board of Governors of the Federal Reserve System, in the form in effect on the date of this Agreement, in Appendix A to Part 208 of the Federal Reserve Board's Regulation H, 12 CFR Part 208, and in Appendix B to Part 225 of the Federal Reserve Board's Regulation Y, 12 CFR Part 225 (collectively, "Capital Adequacy Guidelines"), but not excluding from this Section 1.14(b) any increase in cost as a result of any amendment, modification or change in interpretation or administration of the Capital Adequacy Guidelines subsequent to the date of this Note) (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender or has or would have the effect of reducing the rate of return on Lender's capital or on the capital of the corporation controlling Lender and that the amount of such capital is increased, or the return on such capital is decreased, by or based upon the existence of Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by Lender, Borrower shall pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender or such controlling corporation in the light of such circumstances, to the extent that Lender or such controlling corporation reasonably determines such increase in capital, or reduction in the return on capital, to be allocable to the existence of Lender's commitment to lend hereunder. A certificate as to such amounts submitted to Borrower by Lender shall be conclusive and binding for all purposes, absent manifest error.

       (c) If Lender notifies Borrower that the Eurodollar Rate or Short Term Rate for any Interest Period for any Eurodollar Advances or Short Term Advances will not adequately reflect the cost to such Lender of making, funding or maintaining its Eurodollar Advances or Short Term Advances for such Interest Period, (i) each such Eurodollar Advance or Short Term Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of Lender to make or continue, or to Convert Advances into, Eurodollar Advances or Short Term Advances shall be suspended until Lender notifies Borrower that it has determined that the circumstances causing such suspension no longer exist.

       (d) Notwithstanding any other provision of this Note, if the introduction of or any change in or in the interpretation or administration of any Law shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Lender to perform its obligations hereunder to make Eurodollar Advances or Short Term Advances or to continue to fund or maintain Eurodollar Advances or Short Term Advances hereunder, then, on notice thereof and demand therefor by Lender to Borrower,
(i) each Eurodollar Advance, or Short Term Advance, as appropriate, will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of Lender to make or continue, or to Convert Advances into, Eurodollar Advances or Short Term Advances shall be suspended until Lender notifies Borrower that it has determined that the circumstances causing such suspension no longer exist.

       (e) Upon the occurrence and during the continuance of any Default or Event of Default, (i) each Eurodollar Advance or Short Term Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of Lender to make or continue, or to Convert Advances into, Eurodollar Advances or Short Term Advances shall be suspended.

       (f) The obligations of Borrower under this Section 1.14 shall survive any termination of this Agreement.

       (g)    Any certificate delivered to Borrower by Lender pursuant to this
Section 1.14 shall include in reasonable detail the basis for Lender's demand for additional compensation. Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to reduce or eliminate any such additional compensation which may thereafter accrue and which efforts would not, in the sole determination of Lender, be otherwise disadvantageous to Lender.


                                   ARTICLE II

                                 MISCELLANEOUS

       2.1 Waivers and Consents. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand and notice of demand, presentment for payment, protest, notice of protest, notice of acceleration of and notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any Person, and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any holder hereof, whether before or after maturity.

       2.2 Expenses. If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness evidenced hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder. In addition, Borrower agrees to pay Lender all reasonable costs and expenses, including reasonable attorneys' fees, incurred by Lender in connection with the preparation of this Note, making the Advances hereunder, and in connection with all amendments, consents and waivers related to the Advances and requests therefor by Borrower.

       2.3 Governing Law. This Note is payable and performable in Dallas County, Texas, and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the federal laws of the United States of America. Without excluding any other jurisdiction, Borrower agrees that the courts of the State of Texas sitting in Dallas, Texas and the federal courts sitting in Dallas, Texas will have jurisdiction over proceedings in connection herewith.

       2.4 Interest and Charges. Interest paid or agreed to in this Note or in any other documents executed in connection herewith shall not exceed the Maximum Amount, and, in any contingency whatsoever, if Lender shall receive anything of value deemed interest under Applicable Law which would exceed the Maximum Amount, the excessive interest shall be applied to the reduction of unpaid principal or refunded to Borrower, if it exceeds unpaid principal.

       2.5 Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of Lender. Lender may assign to one or more banks, all or any part of, or may grant participations to one or more banks in or to all or part of, any Advance or Advances and this Note, and to the extent of any such assignment or participation (unless where otherwise stated) the assignee or participant of such assignment or participation shall have the rights and benefits with respect to each Advance or Advances and this Note, as it would have if it was Lender hereunder.

       2.6 Titles. The titles to Sections in this Note are inserted for convenience only and do not constitute a part of the text hereof.

                                  ARTICLE III

                                  DEFINITIONS

       3.1 As used in and for all purposes of this Note, the terms defined in this Article III shall have the following meanings, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context:

       "Advance" means any amount advanced by Lender to Borrower pursuant to
Section 1.2 hereof on the occasion of any borrowing, including without limitation any Refinancing Advance.

       "Applicable Law" means (a) in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, "Applicable Law" shall mean the laws of the United States of America, including without limitation 12 USC Sections 85 and 86, as amended from time to time, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas, including, without limitation, Article 5069-1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended ("Art. 1.04"), and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit; provided that the parties hereto agree that the provisions of Chapter 15, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to the Advances of this Note.

       "Art. 1.04" has the meaning ascribed thereto in the definition of "Applicable Law".

       "Base Rate" means an interest rate per annum for each day equal to the higher of (a) the Prime Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 1/2%, each without notice to Borrower.

       "Base Rate Advance" means any Advance bearing interest at the Base Rate.

       "Borrowing" means any borrowing hereunder of a Base Rate Advance, a Eurodollar Advance or a Short Term Advance.

       "Business Day" means a day on which banks are open for the transaction of business in Dallas, Texas and, with respect to any Eurodollar Advance or Short Term Advance, also a day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

       "Commitment" means $50,000,000, as reduced from time to time pursuant to
Section 1.7 hereof.

       "Commitment Fee" means the fee described in Section 1.5 hereof.

       "Conversion", "Convert" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 1.3(b) hereof.

       "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of August 25, 1995, among Borrower, the lenders party thereto and NationsBank of Texas, N.A., as Administrative Lender, as amended, modified, supplemented or restated from time to time.

       "Debtor Relief Laws" has the meaning given to such term in the Credit Agreement.

       "Default" has the meaning given to such term in the Credit Agreement.

       "Eurodollar Advances" means Advances which bear interest at the Eurodollar Rate.

       "Eurodollar Rate" means an interest rate per annum equal to the sum of
(i)(a) 1.00%, if the Leverage Ratio is greater than or equal to 3.0 to 1, (b) 0.75%, if the Leverage Ratio is less than 3.0 to 1 but greater than or equal to
2.0 to 1, or (c) 0.50%, if the Leverage Ratio is less than 2.0 to 1 plus (ii) a rate per annum determined pursuant to the following formula:


                              London Interbank Rate
                      -------------------------------------
                      100% - Eurodollar Reserve Percentage;


provided, that each adjustment in the Eurodollar Rate shall be effective with respect to adjustments as a result of a change in the Leverage Ratio, (a) with respect to Eurodollar Advances made following receipt by Lender of the Officer's Certificate accompanying the financial statements required to be delivered pursuant to Sections 3.2(a) and 3.2(b) of the Credit Agreement indicating a change in the Leverage Ratio which would require an adjustment in the Eurodollar Rate, on the date of making of such Eurodollar Advance and (b) with respect to Eurodollar Advances outstanding on the date of receipt by Lender of the Officer's Certificate referred to in clause (a) immediately preceding and which are continued as Eurodollar Advances beyond the then effective Interest Period therefor, on the first day of the immediately succeeding Interest Period.

       "Eurodollar Reserve Percentage" means the reserve requirement including any supplemental and emergency reserves (expressed as a percentage) applicable to member banks of the Federal Reserve System in respect of "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or such substituted or amended reserve requirement as may be hereafter applicable to member banks of the Federal Reserve System.

       "Event of Default" means (i) the occurrence of an "Event of Default" as defined in the Credit Agreement (whether or not the Credit Agreement is still in effect), (ii) the failure of Borrower to pay any interest under this Note or any fees payable hereunder or any other costs, expenses or other amounts payable hereunder when due, and such failure is not cured within one Business Day from the date such payment is due, (iii) the failure of Borrower to pay any principal under this Note when due, (iv) the failure or refusal of Borrower or any Guarantor to comply with any of the covenants contained in this Note or any Guaranty, or (v) any representation or warranty made under this Note or any Guaranty shall prove to have been incorrect or misleading in any material respect when made.

       "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Lender on such day on such transactions as determined by Lender.

       "Guarantor" has the meaning set forth in the Credit Agreement.

       "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under the Applicable Law of the State of Texas, the applicable rate ceiling shall be (a) the indicated rate ceiling described in and computed in accordance with the provisions of Section
(a)(1) of Art. 1.04, or (b) if the parties subsequently contract as allowed by Applicable Law, the quarterly ceiling or the annualized ceiling computed pursuant to Section (d) of Art. 1.04; provided, however, that at any time the indicated rate ceiling, the quarterly ceiling or the annualized ceiling shall be less than 18% per annum or more than 24% per annum, the provisions of Sections (b)(1) and (2) of said Art. 1.04 shall control for purposes of such determination, as applicable.

       "Interest Period" means, with respect to any (a) Eurodollar Advance, the period beginning on the date an Advance is made or continued as or Converted into a Eurodollar Advance and ending one, two or three months thereafter (as Borrower shall select), and (b) Short Term Advance, the period beginning on the date an Advance is made or continued as or Converted into a Short Term Advance and ending less than one month thereafter (as Borrower shall select); provided, however, that with respect to Eurodollar Advances:

              (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

              (b) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.


       "Leverage Ratio" has the meaning set forth in the Credit Agreement.

       "London Interbank Rate" means, for any (a) Eurodollar Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period and (b) Short Term Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the first day of such Interest Period for a term of one month, notwithstanding the actual Interest Period of such Short Term Advance. If for any reason such rate is not available, the term "London Interbank Rate" shall mean, for any Eurodollar Advance or Short Term Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or on the first day of such Interest Period with respect to Short Term Advances) for a term comparable to such Interest Period (or for one month with respect to Short Term Advances); provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

       "Maturity Date" means September 30, 1997, or the earlier date of termination in whole of the Commitment hereunder.

       "Maximum Amount" means the maximum amount of interest which, under Applicable Law, Lender is permitted to charge on the Obligations.

       "Obligations" means all obligations of any nature (whether matured or unmatured, fixed or contingent) of Borrower to Lender under this Note.

       "Payment Date" means the last day of any Interest Period for any Eurodollar Advance or Short Term Advance.

       "Person" means an individual, corporation, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

       "Prime Rate" means, at any time, the prime interest rate announced or published by Lender from time to time as its reference rate for the determination of interest rates for loans of varying maturities in United States dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by Lender as its "prime rate;" it being understood that such rate may not be the lowest rate of interest charged by Lender.

       "Quarterly Date" means the first Business Day of each January, April, July and October, commencing with the first such day after the date of this Note.

       "Refinancing Advance" means any Advance which is used to pay the principal amount (or any portion thereof) of an Advance at the end of its Interest Period and which, after giving effect to such application, does not result in an increase in the aggregate amount of outstanding Advances.

       "Short Term Advances" mean Advances which bear interest at the Short Term Rate.

       "Short Term Rate" means an interest rate per annum equal to the sum of
(i)(a) 1.00%, if the Leverage Ratio is greater than or equal to 3.0 to 1, (b) 0.75%, if the Leverage Ratio is less than 3.0 to 1 but greater than or equal to
2.0 to 1, or (c) 0.50%, if the Leverage Ratio is less than 2.0 to 1, plus (ii) a rate per annum determined pursuant to the following formula:


                              London Interbank Rate
                      -------------------------------------
                      100% - Eurodollar Reserve Percentage;


provided, that each adjustment in the Short Term Rate shall be effective with respect to adjustments as a result of a change in the Leverage Ratio, (a) with respect to Short Term Advances made following receipt by Lender of the Officer's Certificate accompanying the financial statements required to be delivered pursuant to Sections 3.2(a) and 3.2(b) of the Credit Agreement indicating a change in the Leverage Ratio which would require an adjustment in the Short Term Rate, on the date of making of such Short Term Advance and (b) with respect to Short Term Advances outstanding on the date of receipt by Lender of the Officer's Certificate referred to in clause (a) immediately preceding and which are continued as Short Term Advances beyond the then effective Interest Period therefor, on the first day of the immediately succeeding Interest Period.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

       The Borrower hereby represents and warrants as follows:

       4.1 Corporate Authority and No Violation. The execution, delivery and performance by Borrower of this Note (a) is within its corporate powers,
(b) has been duly authorized by all necessary corporate action, and (c) does not and will not (i) contravene its certificate of incorporation or bylaws,
(ii) violate any other applicable requirement of law, or any order or decree of any governmental authority or arbitrator, (iii) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any of its agreements, (iv) result in the creation or imposition of any Lien upon any of its property or (v) require the consent of, authorization by, approval of, notice to, or filing or registration with, any Person not already obtained.

       4.2 Binding Obligation. This Note has been duly executed and delivered by Borrower and is the legal, binding and valid obligation of Borrower enforceable against it in accordance with its terms, subject to the following qualifications: (i) equitable principles generally (whether considered in a proceeding at law or in equity), and (ii) Debtor Relief Laws (insofar as any such law relates to the bankruptcy, insolvency or similar event of Borrower).

       4.3 Credit Agreement Representations and Warranties. For purposes hereof, all of the representations and warranties of Borrower set forth in
Article V of the Credit Agreement (the "Credit Agreement Representations and Warranties") are hereby reaffirmed by Borrower and are incorporated herein as written, mutatis mutandis. The Borrower hereby represents and warrants that the Credit Agreement Representations and Warranties are true and correct in all material respects as though made on and as of the date of this Note.


                                   ARTICLE V

                                   COVENANTS

       Until the termination of the Commitment and payment of all outstanding Obligations in full, Borrower will comply with all of the covenants and agreements set forth in Articles III and IV of the Credit Agreement as in effect on the date of this Note. For purposes of this Note, all of the covenants and agreements of Borrower set forth in Articles III and IV of the Credit Agreement and all definitions relating thereto are hereby reaffirmed and adopted by Borrower and are incorporated herein as written and agreed upon as of the date of this Note, mutatis mutandis, which phrase for purposes hereof means (a) the phrase "From the Agreement Date, and so long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding, any Lender shall have any Commitment hereunder or any part of the Obligation shall remain unpaid" appearing in the first paragraph of each of said Articles shall be deemed to read "Until the termination of the Commitment and payment of all outstanding Obligations in full", and (b) each reference in such Article to "Lenders", "each Lender" and "Administrative Lender" shall be deemed to be a reference to Lender. In the event of termination of the Credit Agreement prior to the payment in full of all Obligations under this Note and termination of the Commitment, Borrower covenants and agrees that the covenants and agreements of Borrower contained in Articles III and IV of the Credit Agreement shall nevertheless remain in full force and effect and be binding upon Borrower, and Borrower shall continue to perform, observe and comply with all of the covenants and agreements of Borrower set forth in Articles III and IV of the Credit Agreement. No amendment, modification or waiver with respect to Articles III or IV of the Credit Agreement shall be effective with respect to such Articles as they are incorporated herein without the written consent of Lender.


                                   ARTICLE VI

                                FINAL AGREEMENT

       THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                                          GAYLORD ENTERTAINMENT COMPANY



                                          By:
                                                 -------------------------------
                                                 Name:
                                                      --------------------------
                                                 Title:
                                                       -------------------------

                                  EXHIBIT "A"

                              NOTICE OF BORROWING


NationsBank of Texas, N.A.                                                [Date]
901 Main Street, 67th Floor
Dallas, Texas  75202

Attention:    Jeffrey H. Susman, Southwest
              Corporate Finance Department

Ladies and Gentlemen:

       The undersigned refers to the Promissory Note in the maximum principal amount of $50,000,000, dated as of March 24, 1997 (said Note, as it may be amended or otherwise modified from time to time, being the "Note"; the terms defined therein being used herein as therein defined), payable by Gaylord Entertainment Company to the order of NationsBank of Texas, N.A. and hereby gives you notice pursuant to Section 1.3 of the Note that the undersigned hereby requests _____ Borrowing[s] under the Note, and in that connection sets forth below the information relating to [each] such Borrowing (a "Proposed Borrowing") as required by Section 1.3 of the Note:

       Proposed Borrowing:

       (i)    The Business Day of such Proposed Borrowing is __________, 19___.

       (ii) The Type of Advances comprising such Proposed Borrowing is [Base Rate Advances [to the extent of an aggregate amount of $___________]] [Eurodollar Advances [to the extent of an aggregate amount of $___________]] [Short Term Advances [to the extent of an aggregate amount of $___________]].

       (iii) The aggregate amount of such Proposed Borrowing is $____________.

       [(iv) The initial Interest Period for each [Eurodollar Advance] [Short Term Advance] made as part of such Proposed Borrowing is _____ [months] [days]].

       The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

              (A) the representations and warranties specified in Article IV of the Note are true and correct in all material respects as though made on and as of such date; and

              (B) no event has occurred and is continuing or would result from such Proposed Borrowing, which constitutes a Default or Event of Default.


                                       Very truly yours,

                                       GAYLORD ENTERTAINMENT COMPANY



                                       By:
                                              --------------------------------
                                              Name:
                                                   ---------------------------
                                              Title:
                                                    --------------------------





                                     - 2 -